Exhibit 10.2

TRANSITION AND CONSULTING AGREEMENT

This Transition and Consulting Agreement (this “Agreement”) is entered into by and between Verisk Analytics, Inc., 545 Washington Boulevard, Jersey City, NJ 07310-1686, (“Verisk”), and Scott Stephenson (the “Executive”). Verisk and the Executive are sometimes collectively referred to as the “Parties” or individually referred to as a “Party”.

WHEREAS, effective as of May 5, 2022, Executive resigned from his position as Chairman of the Board of Directors of Verisk (the “Board”);

WHEREAS, Executive is currently serving as President and Chief Executive Officer (“CEO”) of Verisk;

WHEREAS, Executive and Verisk have agreed that Executive will retire as President and CEO effective immediately upon the conclusion of the 2022 Annual Meeting of Shareholders of Verisk; and

WHEREAS, Executive and Verisk have agreed that Executive will provide certain transition and consulting services for a defined period after Executive’s retirement from his positions, as described herein.

NOW, THEREFORE, in exchange for their mutual promises, the Parties agree as follows:

1.    Retirement and Transition.

a.    Retirement. Effective as of the conclusion of the 2022 Annual Meeting of Shareholders of Verisk (the date such meeting is concluded being the “Transition Date”), Executive will retire and resign from his positions as President and CEO of Verisk and from all other advisory, director, and officer positions with Verisk or any of its affiliates or subsidiaries. Executive agrees to execute any documents as necessary or desirable to affect any such resignations.

b.    Transition Period. In consideration of and contingent on Executive’s execution of this Agreement, and, no sooner than the Transition Date and no later than one week following the Transition Date, a release of claims attached as Exhibit A hereto (the “Initial Release”), without revocation in accordance with the terms therein, and Executive’s fulfillment of the terms and conditions of this Agreement, Executive will continue employment with Verisk on a transition basis in the role of “Chairman Emeritus” from the Transition Date until June 30, 2022 (such period, the “Transition Period”) as described in this Section 1.b. Effective June 30, 2022 (the “Separation Date”), Executive will retire from and terminate employment with Verisk. During the Transition Period:

i)    Executive will perform such executive-level duties and responsibilities as may be reasonably assigned by the Board or the successor Chairman and/or the successor President and CEO from time to time, consistent with his tenure and experience;

ii)    Executive will continue to abide by Verisk’s policies and procedures;

iii)    Verisk will pay Executive a monthly base salary of $50,000, to be paid periodically in accordance with Verisk’s normal payroll practices and subject to applicable withholdings; and

iv)    Executive will remain an employee and thus eligible to continue to participate in all employee benefits plans, including without limitation Verisk’s health and welfare plans, subject to the terms of the applicable plans or programs (including eligibility requirements) as may be in effect from time to time. Executive’s health insurance benefits shall cease on the last day of the month in which the Separation Date occurs, subject to Executive’s right to continue Executive’s and his eligible dependents’ health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); provided, that, in the case of Executive’s spouse, such period of COBRA coverage, if elected, shall remain open for 36 months following the Separation Date.

c.    Long-Term Incentive Awards. All of Executive’s equity awards with respect to shares of Class A common stock of Verisk outstanding on the date hereof are listed on Exhibit B (the “Equity Awards”). Executive and Verisk agree that Executive’s employment with Verisk will terminate due to Executive’s Retirement (as defined in the applicable award agreement evidencing each Equity Award) on the Separation Date and the Equity Awards that are outstanding as of such date shall be so treated in accordance with the terms of the applicable award agreements. Executive agrees to comply with all other provisions of the award agreements evidencing the Equity Awards, including but not limited to any non-competition provisions.

d.    Supplemental Cash Balance Plan and Supplemental Retirement Savings Plans. Executive and Verisk agree that Executive’s termination of employment at the end of the Transition Period will constitute a “Separation from Service” under the Insurance Services Office, Inc. Supplemental Cash Balance Plan dated January 1, 2009 (as amended by the Amendment to the Insurance Services Office, Inc. Supplemental Cash Balance Plan dated February 10, 2012) and the Insurance Services Office, Inc. Supplemental Executive Retirement Savings Plan dated January 1, 2009 and Executive shall remain eligible to receive any accrued benefits thereunder in accordance with the terms thereof.

e.    Other Benefits. Effective as of the Separation Date, Executive will no longer be an employee and thus not eligible to receive benefits under Executive’s Change in Control Severance Agreement or the Verisk Analytics, Inc. Executive Officer Annual Incentive Plan and, for the avoidance of doubt, Executive shall not be eligible for an annual bonus with respect to 2022.

2.    Consulting Services. To further support the transition, subject to Executive’s execution, no sooner than the Separation Date and no later than one week following the Separation Date, of a confirmatory release of claims attached as Exhibit A hereto (the “Final Release”) without revocation in accordance with the terms therein, and Executive’s fulfillment of the terms and conditions of this Agreement, Verisk will retain Executive after the Separation Date as a consultant as described in this Section 2.

a.    Consulting Period. Beginning on July 1, 2022 and ending on May 31, 2023 (the “Consulting Period”), Executive will provide consulting services to Verisk as described in Section 2.b. The Consulting Period may be extended beyond May 31, 2023 subject to mutual written consent of the Parties.

b.    Consulting Services. Executive agrees to provide off-site consulting services, which the Parties anticipate to be approximately 20 hours per month, to Verisk in any area of Executive’s expertise, including but not limited to generally supporting the Board, the successor Chairman and/or the successor President and CEO, and other senior-level management. During the Consulting Period, Executive will report directly to the successor CEO. Executive agrees to make himself reasonably available to perform such Consulting Services during business hours throughout the Consulting Period, subject to his business and other commitments. For the avoidance of doubt, during the Consulting Period, Executive will not, without the written consent of Verisk, directly or indirectly enter into any business relationship (either as principal, agent, board member, officer, consultant, employee, member, shareholder, or any other capacity) with any person, business or other entity, whether privately or publicly held, that competes in any material respect with any material business activity conducted by Verisk.

c.    Independent Contractor Relationship. Executive’s relationship with Verisk during the Consulting Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date.

d.    Consulting Fees. During the Consulting Period, Verisk will pay Executive consulting fees of $50,000 per month (the “Consulting Fees”). Because Executive will be providing the consulting services as an independent contractor, Verisk will not withhold any amount for taxes, social security or other payroll deductions from the Consulting Fees. Verisk will report the Consulting Fees earned during the Consulting Period on an IRS Form 1099. Executive acknowledges that Executive will be entirely responsible for payment of any taxes that may be due on the Consulting Fees paid during the Consulting Period.

e.    Limitations on Authority. Executive will have no responsibilities or authority (including no authority to bind Verisk to any contractual obligations) as a consultant to Verisk other than as provided above.

f.    Termination of Consulting Period. Without waiving any other rights or remedies, Verisk may terminate immediately the Consulting Period and its corresponding obligation to pay Executive the Consulting Fees upon Executive’s material breach of this Agreement; provided, however, that prior to such termination, Executive shall be provided written notice of such material breach, detailing the circumstances, and shall have a reasonable period of time not to exceed thirty days to cure such breach depending on the nature of the circumstances. Further, Executive may terminate the Consulting Period at any time, for any reason, upon thirty days written notice to Verisk, which termination shall extinguish Verisk’s obligation to pay Executive any further Consulting Fees but shall not extinguish Executive’s obligation to comply with Section 3 hereof. Upon termination of the Consulting Period by either Party, Verisk will pay only those Consulting Fees earned and expenses incurred through and including the effective date of such termination.

3.    Executive Covenants. Executive acknowledges that Verisk’s willingness to enter into this Agreement is based in material part on Executive’s agreement to the provisions of this Section 3, and that Executive’s breach of the provisions of this Section 3 could materially damage Verisk.

a.    Non-Solicitation. Executive covenants and agrees that, while employed by Verisk, during the Consulting Period, and for a period of 24 months following the Consulting Period, Executive shall not without Verisk’s prior written consent: (i) directly or indirectly solicit for employment, offer employment to, or employ or contract for the services of any person who was an employee of Verisk or its affiliates (other than a service provider who was involuntarily terminated): (x) on the Separation Date, or (y) at any time within the two-year period prior to the Separation Date; or (ii) directly or indirectly, for himself or on behalf of any other, solicit from any person or entity who was a customer of Verisk at any time within the two-year period prior the Separation Date any business that is directly or indirectly competitive with the business of Verisk or any of its affiliates.

b.    Confidential Information. Executive acknowledges that by virtue of his consulting and employment with Verisk, he has or may be exposed to or has had or may have access to confidential information of Verisk regarding its businesses which gives, or may give, Verisk an advantage in the marketplace against their competitors (hereinafter referred to collectively as the “Proprietary Information” except for information which was in the public domain when acquired or developed by Verisk, or which subsequently enters the public domain other than as a result of a breach of this or any other agreement or covenant). Executive acknowledges that the Proprietary Information constitutes a proprietary and exclusive interest of Verisk, and, therefore, Executive agrees that during the term of his employment and after the termination thereof, for whatever reason, Executive shall not directly or indirectly disclose the Proprietary Information to any person, firm, court, governmental entity or agency, corporation or other entity or use the Proprietary Information in any manner, except in connection with the business and affairs of Verisk or pursuant to a validly issued and enforceable court or administrative order. In the event that any court, governmental agency, administrative hearing officer or the like shall request or demand disclosure of any Proprietary Information, Executive shall promptly notify Verisk of the same and cooperate with Verisk, at Verisk’s expense, to obtain appropriate protective orders in respect thereof.

c.    Mutual Non-Disparagement. Executive agrees not to disparage Verisk or its affiliates, subsidiaries, divisions, executive officers, directors, products and/or services. Verisk agrees not to publish any written (including through social media) derogatory, defamatory, or negative statement about Executive, and agrees to direct its directors and executive officers, not to disparage Executive. For purposes of this Section 3.c, “disparage” shall mean any derogatory, defamatory, or negative statement, whether written (including through social media) or oral to a third party. The Parties agree and acknowledge that this mutual non-disparagement provision is a material term of this Agreement and is subject to Section 3(e) below.

d.    Return of Property. Executive affirms that prior to the Separation Date, Executive shall return all of Verisk’s property, documents, and/or any confidential information in Executive’s possession or control and that Executive’s successful return of such property, documents and/or confidential information is a condition precedent to Executive’s receipt of the consideration provided under this Agreement.

e.    Protected Rights. Notwithstanding the foregoing or any other provision of this Agreement, Executive acknowledges that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with a federal, state or local governmental agency or commission. Executive further acknowledges that this Agreement does not limit Executive’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to Verisk. This Agreement does not limit Executive’s right to receive an incentive award for information provided to any government agencies.

f.    Cooperation. Executive agrees that for a period of two years following the Separation Date, neither Executive nor anyone acting on his behalf, shall, directly or indirectly, (i) attempt to facilitate (I) the acquisition of securities, assets or indebtedness of Verisk, (II) any tender offer or business combination involving the Verisk, its respective affiliates or any of its respective assets, (III) any recapitalization, restructuring or other extraordinary transaction with respect to Verisk or its affiliates, or (IV) any solicitation of proxies or consents to vote any securities of Verisk or its affiliates; (ii) form or participate in any group with respect to any of Verisk’s securities or act in concert with any person in respect of Verisk’s securities; (iii) otherwise act, alone or in concert with others, to seek control over the management, Board or policies of Verisk, or seek a position on or to change the composition of the Board; (iv) enter into any discussions or arrangements with any third party regarding any of the above; or (v) request that Verisk amend or waive any of the above restrictions. Notwithstanding the foregoing, Verisk hereby agrees that this provision shall not apply to the following: (1) Executive’s acquisition of any security of Verisk pursuant to a Verisk compensation, incentive or benefit plan; (2) the purchase, sale or transfer in the ordinary course by Executive after the Separation Date of voting securities of Verisk so long as, immediately after any such purchase, sale or transfer, Executive does not beneficially own more than an additional one percent of any outstanding class of voting securities or securities convertible into voting securities of Verisk; (3) the exercise by Executive of any voting rights available to Executive that are also available to Verisk stockholders generally, provided that Executive has not then either directly, indirectly, or as a member of a group, made, effected, initiated, solicited proxies on behalf of, or caused such transaction to occur or otherwise violated these provisions; and (4) any actions or transactions taken by a non-affiliated third-party with respect to mutual funds, private equity funds, index funds, RTFs, and similar passive investments maintained by such non-affiliated third party and for which Executive has invested in; provided that Executive has not then either directly, indirectly, or as a member of a group caused such action or transaction to occur, or any actions taken by Executive to invest in, sell or transfer such passive investments maintained by such non-affiliated third-parties. Executive further agrees that during the two-year period following the Separation Date, Executive shall cooperate with the Company in defending any audit, investigation or other proceeding against the Company, which includes being reasonably available during business hours for interviews, depositions, testimony or other participation in the Company’s defense. Cooperation shall be given during regular business hours at locations and times mutually agreed upon by Executive and Verisk, with due regard to Executive’s availability given his then applicable employment and other professional obligations, except with respect to mandated court appearances for which Executive will make himself available upon reasonable advance notice. The Company will reimburse Executive for reasonable actual out-of-pocket expenses incurred by Executive in providing such cooperation, subject to the presentation of documentation of the same.

4.    Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of New Jersey without regard to its conflict of laws provision. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and this Agreement cannot be modified to be enforceable, such illegal or unenforceable provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. However, if any portion of the Initial Release or Final Release language is ruled unenforceable for any reason, Executive shall return to Verisk all the consideration paid hereunder, and, upon such repayment, this Agreement shall be terminated, with all obligations of both Executive and Verisk set out herein becoming null and void.

5.    Amendment. This Agreement may not be modified, altered or changed except upon the express written consent of both parties. Any such modification, alteration, change or amendment must specifically reference this Agreement.

6.    Breach. Executive agrees that if Executive engages in any conduct Verisk reasonably determines is a breach of this Agreement, Verisk shall have no further obligation to pay Executive any further Consulting Fees. Executive acknowledges that if Executive breaches the provisions of Section 3 of this Agreement, Verisk will suffer irreparable harm and, therefore, in the event of a breach or threatened breach of Section 3 of this Agreement, Verisk shall be entitled to seek and obtain equitable relief, including a preliminary and permanent injunction, without the need to post a bond or provide any other security, to stop Executive from harming Verisk. Verisk will also be entitled to all other remedies available to it by law.

7.    Tax Withholding; Right of Offset. Verisk may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other normal authorized deductions made with respect to Verisk’s employees generally, and (c) any advances made to Executive and owed to Verisk.

8.    Voluntary Acceptance. Executive hereby declares Executive has read this Agreement and that, at all times in the negotiation, review and acceptance of this Agreement and Executive has had adequate time to discuss this Agreement with Executive’s personal attorney, if Executive chooses to do so. Executive fully understands and appreciates the meaning of this Agreement and Executive has executed the same of Executive’s own free will and accord, which was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform Executive in any way.

9.    Binding Effect. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of Verisk and shall inure to the benefit of and be binding upon Executive’s heirs, executors, administrators, successors and assigns. This Agreement is specific to Executive and may not be assigned by Executive.

10.    Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, except for the obligations of Executive pursuant to the employee covenants agreed to by Executive which shall remain in effect. Executive acknowledges that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to sign this Agreement, except for those set forth in this Agreement.

11.    Severability. It is the desire of the parties that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction, the parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

12.    Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against Executive or Verisk.

13.    Counterparts. This Agreement may be executed in counterparts, each of which when executed and delivered (which deliveries may be by facsimile or other electronic method of delivery) shall be deemed an original and all of which together shall constitute one and the same instrument.

14.    No Assignment of Claims. Executive represents and agrees that Executive has not transferred or assigned, to any person or entity, any claim involving Verisk, or any portion thereof or interest therein.

15.    Nonwaiver. No failure or neglect of any party in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by a party must be contained in a written instrument signed by the party to be charged.

16.    Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Executive’s address most recently on file with Verisk, or to Verisk’s principal office.

17.    Section 409A; Other Tax Matters. This Agreement is intended to provide payments that are exempt from the provisions of Section 409A of the U.S. Internal Revenue Code of 1986 (the “Code”) and related regulations and Treasury pronouncements (“Section 409A”), and the Agreement shall be interpreted accordingly (it being understood that the payment of any reimbursement hereunder shall be made in a manner exempt from, or in compliance with, Section 409A pursuant to Verisk’s reimbursement policies). Notwithstanding anything herein to the contrary, if on the date of Executive’s separation from service Executive is a “specified employee,” as defined in Section 409A, then any portion of any payments, benefits or other consideration under this Agreement that are determined to be subject to the additional tax provided by Section 409A(a)(1)(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code shall be delayed until the first day of the seventh month following Executive’s separation from service date (or, if earlier, Executive’s date of death) and shall be paid as a lump sum (without interest) on such date. Executive acknowledges and agrees that Executive has obtained no advice from Verisk, or any of its officers, directors, employees, subsidiaries, affiliates, agents, attorneys or other representatives, and that none of such persons or entities have made any representation regarding the tax consequences, if any, of Executive’s receipt of the payments, benefits and other consideration provided for in this Agreement. Executive further acknowledges and agrees that Executive is personally responsible for the payment of all federal, state and local taxes that are due, or may be due, for any payments and other consideration received by Executive under this Agreement.

IN WITNESS WHEREOF, Executive and Verisk have entered into and executed this Agreement.

EXECUTIVE:

Scott Stephenson

Date:

VERISK ANALYTICS, INC.

By:

Name: Kathlyn Card Beckles

Title: Executive Vice President and

Chief Legal Officer

Date:

EXHIBIT A

Release of Claims

THIS RELEASE OF CLAIMS (this “Release”) is made on and effective as of July 1, 2022 by Scott Stephenson (“Executive”) and Verisk Analytics, Inc., 545 Washington Boulevard, Jersey City, NJ 07310-1686, its parent, affiliates, subsidiaries, divisions, successors and assigns, and the current and former employees, officers, directors and agents thereof (collectively, “Verisk”), in connection with the Transition and Consulting Agreement entered into by and between Executive and Verisk dated as of [MONTH] __, 2022 (the “Agreement”). Unless otherwise defined herein, all capitalized terms used in this Release that are defined in the Agreement shall have the respective meanings assigned to them in the Agreement.

WHEREAS, the Agreement contemplates a release of claims by Executive with such release being a material inducement to Verisk in entering into the Agreement; and

WHEREAS, Executive is executing and delivering to Verisk this Release in order to meet the obligation to provide such release;

THEREFORE, in consideration of the acts, payments, promises and mutual agreements described in the Agreement, the Parties agree as follows:

1.    Waiver and Release of Claims by Executive.

(a)    General Release by Executive. In exchange for and in consideration of certain payments, benefits, and other commitments described in the Agreement, and in addition to Executive’s other consideration expressed therein, Executive, on Executive’s own behalf and on behalf of Executive’s heirs, executors, administrators, and assigns, hereby FULLY RELEASES, REMISES, ACQUITS AND FOREVER DISCHARGES Verisk, jointly and severally, of and from all claims that Executive may now have, has ever had, or hereafter may have, arising out of or relating to Executive’s employment with Verisk or the termination of such employment, or any circumstances related thereto. Claims may include, but are not limited to, claims for wages, severance, back pay, front pay, commissions, bonuses, overrides, reimbursement, reinstatement, any kind of damages or benefits. Executive also releases any and all claims Executive may have that arose prior to the date of this Release, and hereby specifically waives and releases all claims under the following statutes, all as amended, and any and all state or local statutes, ordinances, or regulations, including without limitation all New Jersey laws, ordinances, and regulations, as well as all claims arising under federal, state or local law, involving any tort, employment law, contract claim, whether based upon an express or implied contract, or statutory claim, as well as any claim under public policy or any other claim of any nature:

(i)	Title VII of the Civil Rights Act of 1964;

(ii)	The Civil Rights Act of 1991;

(iii)	Sections 1981 through 1988 of Title 42 of the United States Code;

(iv)	The Employee Retirement Income Security Act of 1974;

(v)	The Immigration Reform and Control Act;

(vi)	The Americans with Disabilities Act of 1990;

(vii)	The Age Discrimination in Employment Act of 1967;

(viii)	The Workers Adjustment and Retraining Notification Act;

(ix)	The Occupational Safety and Health Act;

(x)	The Sarbanes-Oxley Act of 2002;

(xi)	The Fair Credit Reporting Act;

(xii)	The Fair Labor Standards Act;

(xiii)	The Family and Medical Leave Act;

(xiv)	The Equal Pay Act;

(xv)	The New Jersey Civil Rights Act;

(xvi)	The New Jersey Law Against Discrimination;

(xvii)	The New Jersey Family Leave Act;

(xviii)	The New Jersey Fair Credit Reporting Act;

(xix)	The New Jersey Paid Sick Leave Act;

(xx)	The New Jersey Smokers’ Rights Law:

(xxi)	The New Jersey Genetic Privacy Act;

(xxii)	The New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim;

(xxiii)	The New Jersey Public Employees’ Occupational Safety and Health Act;

(xxiv)	New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination;

(xxv)	The New Jersey Minimum Wage Law;

(xxvi)	Equal Pay Law for New Jersey; or

(xxvii)	The New Jersey Conscientious Employee Protection Act.

(b)    It is the express intent of the parties that Executive’s waiver and release under this Release be as broad and applicable as legally permissible to all aspects of Executive’s relationship to Verisk including, but not limited to, Executive’s employment with Verisk and Executive’s separation therefrom. The above release does not waive Claims (i) under the Agreement, (ii) for unemployment or workers’ compensation, (iii) for vested rights under ERISA-covered employee benefit plans, (iv) that may arise after Executive signs this Release, (v) regarding Executive’s rights to indemnification under the Company’s by-laws and directors’ and officers’ insurance policies in accordance with their terms as in effect from time to time, and (vi) which cannot be released by private agreement.

(c)    Covenant Not to Sue. Executive expressly agrees that neither Executive nor any person acting on Executive’s behalf will file or bring or permit to be filed or brought any lawsuit or other action before any court, agency or other governmental authority for legal or equitable relief against Verisk involving any Claims. If any person seeks to join Executive in any proposed or certified class or collective action, Executive shall refrain from joining, will actively opt-out, and will affirmatively refuse to participate in any such action. In the event that any action involving an Executive Claim is filed against Verisk, Executive agrees that Verisk is entitled to legal and equitable remedies against Executive, including an award of attorney’s fees. However, it is expressly understood and agreed that the foregoing sentence shall not apply to any action filed by Executive that is narrowly limited to seeking a determination as to the validity of this Release or the Agreement and enforcement thereof. While nothing in this Release limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission, should Executive file a charge or complaint with any governmental agency, or should any governmental entity, agency or commission file a charge, action, complaint or lawsuit against Verisk based on any claim released in the Agreement or this Release, Executive agrees not to seek or accept any resulting payment from Verisk.

(d)    Protected Rights. Notwithstanding the foregoing or any other provision of this Release, Executive acknowledges that nothing contained in this Release limits Executive’s ability to file a charge or complaint with a federal, state or local governmental agency or commission. Executive further acknowledges that this Release does not limit Executive’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to Verisk. This Release does not limit Executive’s right to receive an incentive award for information provided to any government agencies.

2.    No Claims Exist. The Parties confirm that no claim, charge, complaint, or action currently exists in any forum or form against the other, and that they have no current intention to bring such any claims. In the event that any such claim, charge, complaint, or action exists or is filed, Executive shall not be entitled to recover any relief or recovery therefrom, including costs and attorneys’ fees.

(a)    Executive also affirms that, except as otherwise provided in the Agreement, Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled. Executive affirms that Executive has been granted any leave to which Executive was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

(b)    Executive further affirms that Executive has no known workplace injuries or occupational diseases.

(c)    Executive further affirms that Executive has not been retaliated against for reporting any allegations of wrongdoing by Verisk or its officers, including any allegations of corporate fraud. Both Parties acknowledge that this Release does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies.

(d)    Executive affirms that all of Verisk’s decisions regarding Executive’s pay and benefits through the date of Executive’s execution of this Release were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

3.    Consideration Period. Executive acknowledges that Executive has been given a period of twenty-one (21) days to consider whether to agree to this Release, and that Executive has been advised to consult with an attorney prior to executing this Release. Further, Executive understands that this Release specifically releases and waives all rights and claims that Executive may have under the ADEA through the date on which Executive signs this Release. By signing this Release, Executive agrees to all of the terms of this Release and intends to be legally bound thereby.

4.    Revocation. Executive may revoke this Release for a period of seven (7) days following the day Executive executes this Release. Any revocation within this period must be submitted, in writing, to Sunita Holzer, Chief Human Resources Officer, and state, “I hereby revoke my acceptance of the Release.” The revocation must be personally delivered to said individual or his/her designee, or mailed to said individual at the above address and post-marked within seven (7) days of execution of this Release. This Release shall not become effective or enforceable until the revocation period has expired. (If the last day of the revocation period is a Saturday, Sunday, or legal holiday in New Jersey, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday).

5.    Non-Admission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by the other party of any liability or unlawful conduct of any kind.

6.    Certain Representations of Executive. Executive represents and warrants that: (a) Executive is the sole and lawful owner of all rights, titles and interests in and to the claims released herein; and (b) Executive has the legal right, power, authority and capacity to sign and deliver this Release.

7.    Applicability of Provisions from the Agreement. The parties agree that Sections 4 (Governing Law and Interpretation), 5 (Amendment), 8 (Voluntary Acceptance), 9 (Binding Effect), 10 (Entire Agreement), 11 (Severability), 12 (Construction), 13 (Counterparts), 14 (No Assignment of Claims), and 15 (Nonwaiver) of the Agreement apply to this Release.

EMPLOYEE HAS READ THE FOREGOING RELEASE. EMPLOYEE FULLY UNDERSTANDS THE TERMS OF THIS RELEASE AND THAT EMPLOYEE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY EXECUTING IT, AND EMPLOYEE HAS VOLUNTARILY EXECUTED THIS RELEASE ON THE DATE WRITTEN BELOW, SIGNIFYING THEREBY EMPLOYEE’S ASSENT TO, AND WILLINGNESS TO BE BOUND BY, ITS TERMS:

Date:

SCOTT STEPHENSON

EXHIBIT B

Outstanding Equity Awards

Award Type	Grant Date	# of Shares Underlying Award	# of Vested but Unexercised Shares	# of Unvested Shares as of Separation Date
Stock Options	01/15/2022	49,787	—	49,787
Stock Options	01/15/2021	75,172	18,793	56,379
Stock Options	01/15/2020	73,556	36,778	36,778
Stock Options	04/01/2019	67,711	33,855	33,856
Stock Options	04/01/2018	64,799	48,599	16,200
Stock Options	04/01/2017	145,161	145,161	—
Stock Options	04/01/2016	140,158	140,158	—
Stock Options	04/01/2015	167,187	167,187	—
Stock Options	04/01/2014	168,352	168,352	—
Restricted Shares	01/15/2022	10,598	N/A	10,598
Restricted Shares	01/15/2021	13,814	N/A	10,361
Restricted Shares	01/15/2020	11,819	N/A	5,910
Restricted Shares	04/01/2019	12,105	N/A	3,027
Restricted Shares	04/01/2018	13,221	N/A	—
Performance-based RSUs (TSR)	01/15/2022	20,704	N/A	20,704
Performance-based RSUs (ROIC)	01/15/2022	10,598	N/A	10,598
Performance-based RSUs (TSR)	01/15/2021	25,143	N/A	25,143
Performance-based RSUs (TSR)	01/15/2020	19,678	N/A	19,678